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Exhibit 23

The Board of Directors

PathoGenesis Corporation:

We consent to the incorporation by reference of our report dated January 21, 2000, except as to note 12, which is as of March 23, 2000, with respect to the consolidated balance sheets of PathoGenesis Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, in Amendment No.1 to Form 8-K of Chiron Corporation dated September 18, 2000 and filed December 1, 2000.

/s/ KPMG LLP
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Seattle, Washington
December 1, 2000